The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities is filed with the Securities and Exchange Commission and is effective. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell these securities or to solicit offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(2)
SEC File No. 333-161688

Subject to completion, dated May 15, 2012

Preliminary Prospectus Supplement

(To Prospectus dated September 2, 2009)

$

    % Notes Due 2022

We are offering $         aggregate principal amount of     % notes due 2022 (the “notes”). The notes will bear interest at the rate of     % per year. Interest on the notes is payable semiannually in arrears on                     and                     of each year, commencing                     , 2012. The notes will mature on                     , 2022. We may redeem the notes at any time, in whole or in part, at the redemption prices described in this prospectus supplement.

The notes will be senior unsecured obligations of Murphy Oil Corporation and will rank equally with all of Murphy Oil Corporation’s other unsecured senior indebtedness from time to time outstanding.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

See “Risk factors” beginning on page S-11 for a discussion of certain risks that you should consider in connection with making an investment in the notes.

The notes will be a new issue of securities and currently there is no established trading market for the notes. We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

	Price to public(1)		Underwriting discount		Proceeds to us, before expenses
Per note		%		%		%
Total	$		$		$
(1)	Plus accrued interest from , 2012, if settlement occurs after that date.

The notes will be issued only in registered book-entry form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The underwriters expect to deliver the notes to purchasers through the facilities of The Depository Trust Company for the benefit of its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about                     , 2012.

Joint Book-Running Managers

J.P. Morgan	Wells Fargo Securities

                    , 2012

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We do not, and the underwriters do not, take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information provided by this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement or, with respect to information incorporated by reference, as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

Prospectus supplement

Prospectus

S-i

About this prospectus

This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the notes offered. The second part is the accompanying prospectus, dated September 2, 2009, which provides more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

In this prospectus supplement, we refer to Murphy Oil Corporation and its wholly owned subsidiaries as “we,” “our,” “us,” “Murphy Oil” or “Murphy” unless the context clearly indicates otherwise.

Before purchasing any notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information in the documents we have listed under the heading “Where you can find more information.”

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference or deemed incorporated by reference is considered to be a part of this prospectus supplement. Information that we file with the SEC after the date of this prospectus supplement will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until our offering is completed:

•	Our Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 28, 2012 (as amended by our Annual Report on Form 10-K/A filed on March 16, 2012);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed on May 7, 2012;

•	Our Definitive Proxy Statement on Schedule 14A filed on March 29, 2012 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K); and

•	Our Current Reports on Form 8-K or 8-K/A filed on February 3, 2012, March 20, 2012, April 5, 2012, May 4, 2012, May 9, 2012 and May 10, 2012.

You may request a free copy of these filings by writing to, or telephoning, us at the following address and phone number:

Corporate Secretary

Murphy Oil Corporation

P.O. Box 7000

El Dorado, Arkansas 71731-7000

(870) 862-6411

S-ii

Forward-looking statements

This prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference, contain statements of Murphy Oil’s expectations, intentions, plans and beliefs that are forward-looking, including statements regarding the possible separation of our U.S. downstream business, and are dependent on certain events, risks and uncertainties that may be outside of Murphy Oil’s control. These forward-looking statements are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Murphy Oil’s actual results could differ materially from those expressed or implied by these statements due to a number of factors, including, but not limited to, the volatility and level of crude oil and natural gas prices, the level and success rate of our exploration programs, our ability to maintain production rates and replace reserves, customer demand for our products, political and regulatory instability, and uncontrollable natural hazards, as well as those contained under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011.

S-iii

Summary

This summary description of our business and the offering may not contain all of the information that may be important to you. For a more complete understanding of our business and this offering, we encourage you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In particular, you should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

Company overview

We are a worldwide oil and gas exploration and production company with retail and wholesale gasoline marketing operations in the United States and refining and marketing operations in the United Kingdom. Our operations are classified into two business activities: (1) “Exploration and Production” and (2) “Refining and Marketing.”

Murphy’s exploration and production business explores for and produces crude oil, natural gas and natural gas liquids worldwide. Murphy’s activities are subdivided into six geographic segments, including the United States, Canada, Malaysia, the United Kingdom, Republic of the Congo and all other countries. Total worldwide 2011 production on a barrel of oil equivalent basis (six thousand cubic feet of natural gas equals one barrel of oil) was 179,388 barrels per day. Total hydrocarbon production in 2012 is currently expected to average about 193,000 barrels of oil equivalent per day. The projected production increase of approximately 7.6% in 2012 is primarily related to higher oil and gas volumes produced in the Eagle Ford Shale area of South Texas as the Company continues to ramp up its drilling program in the area, higher natural gas production at the Tupper West area in Western Canada due to a full year of production and higher oil production at Kikeh following the well work program and additional field development operations. These volumes are expected to more than offset production declines in 2012 at other producing fields. Income from the worldwide Exploration and Production segment represented nearly 85% of consolidated net income from continuing operations in 2011.

Murphy’s refining and marketing activities are subdivided into segments for the United States and the United Kingdom. Our U.S. business primarily consists of retail marketing of petroleum products through a large chain of motor refueling stations. Most of these stations are located on or near Walmart store sites, with the remaining stations located at other high traffic sites that are near major thoroughfares. Sales from our U.S. retail marketing stations represented 47.4% of our consolidated revenues in 2011, 53.1% in 2010 and 51.4% in 2009. Our market share of U.S. retail gasoline sales was approximately 2.6% in 2011.

The U.S. business entered the renewable fuels business by acquiring an ethanol production facility in North Dakota during 2009, and also purchased an unfinished ethanol production facility in Texas in 2010 that was completed and began operations in 2011. Additionally, the U.S. operations include refined product terminals, and a crude oil and refined products trading business. We sold our U.S. petroleum refineries in Meraux, Louisiana and Superior, Wisconsin and certain associated marketing assets in 2011.

Our U.K. business primarily consists of operations that refine crude oil and other feedstocks into petroleum products such as gasoline and distillates, buy and sell crude oil and refined products, and transport and market petroleum products. In 2011, we owned approximately 7.5% of the refining capacity in the United Kingdom. Our U.K. fuel sales represented 2.0% of the total U.K. market share. We have previously announced our intention to sell our U.K refining and marketing operations.

We have been evaluating the potential to separate our U.S. downstream business into a separate publicly traded company. At March 31, 2012, our U.S. downstream business had $1.84 billion in assets. For the three months ended March 31, 2012, our U.S. downstream business generated $4.26 billion in revenues and incurred an after-tax loss of $7.2 million, and for the year ended December 31, 2011, it generated $17.5 billion in revenues and earned $223.6 million in income from continuing operations. Should a decision be made to separate our U.S. downstream business, the anticipated timing of the separation will be announced at that time. Some factors that could potentially affect the decision to separate include our future financial condition and operating results and economic, business, competitive and/or regulatory factors affecting our business and our industry. We cannot predict when, or if, the separation of our U.S. downstream business would take place, or on what terms such separation would be made.

Our principal executive offices are located at 200 Peach Street, P.O. Box 7000, El Dorado, Arkansas 71731-7000, and our telephone number is (870) 862-6411. Our capital stock is listed on the New York Stock Exchange under the symbol “MUR.” We maintain a website at http://www.murphyoilcorp.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement or the accompanying prospectus.

The offering

This summary highlights certain terms of the offering but does not contain all information that may be important to you. We encourage you to read this prospectus supplement and the accompanying prospectus in their entirety before making an investment decision.

Issuer	Murphy Oil Corporation

Securities offered	$ aggregate principal amount of % notes due 2022.

Maturity date	, 2022.

Interest rate	% per annum

Interest payment dates	Semiannually in arrears on and of each year, commencing , 2012.

Further issuances	We may from time to time, without the consent of the existing holders, create and issue additional notes having the same terms and conditions as the notes offered by this prospectus supplement in all respects, except for the issue date, issue price and, under some circumstances, the date of the first payment of interest on the notes, provided that if the additional notes are not fungible with the notes offered by this prospectus supplement for U.S. federal income tax purposes, such additional notes will have a different CUSIP.

Optional redemption	At any time prior to , 2022 (the date that is three months prior to the maturity date of the notes), we may redeem the notes, in whole or in part, at a price equal to 100% of the principal amount of the notes we redeem, plus a make-whole premium. At any time on or after , 2022 (the date that is three months prior to the maturity date of the notes), the notes will be redeemable, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes we redeem. We also will pay any accrued and unpaid interest to, but excluding, the redemption date. See “Description of the notes—Optional redemption.”

Ranking	The notes:

•	will be unsecured;

•	will rank equally with all of our existing and future unsecured senior debt;

•	will be senior to any future subordinated debt; and

•	will be effectively junior to our secured debt to the extent of the assets securing such debt and to all existing and future debt and other liabilities of our subsidiaries, including trade payables.

Covenants	We will issue the notes under an indenture containing covenants for your benefit. These covenants restrict our ability, with certain exceptions, to:

•	incur debt secured by liens; and

•	engage in sale/leaseback transactions.

Use of proceeds	We intend to use the net proceeds of approximately $ million to repay all outstanding borrowings under our revolving credit facility, which we incurred for the repayment in full of our 6.375% Notes at maturity on May 1, 2012, and the remainder for general corporate purposes. See “Use of proceeds.”

Book-entry form	The notes will be issued in book-entry form and will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a public market for the notes	The notes will be a new issue of securities and there is currently no established trading market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice.

U.S. federal income tax consequences	For the U.S. federal income tax consequences to non-U.S. holders (as defined herein) of the holding, disposition and conversion of the notes, see “Material U.S. federal income tax considerations for Non-U.S. Holders” in this prospectus supplement.

Listing	We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

Trustee	U.S. Bank National Association

Conflicts of interest

Affiliates of some of the underwriters, including the representatives, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, the trustee and an affiliate of the trustee are lenders under our revolving credit facility, and as such will receive some of the net proceeds from this offering and will be deemed to have a “conflict of interest” within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”)

Rule 5121. Because the notes are “investment grade” as defined in FINRA Rule 5121, a qualified independent underwriter is not required. However, no underwriter having a conflict of interest under FINRA Rule 5121 will confirm sales to any account over which the underwriter exercises discretionary authority without the specific written approval of the accountholder. Accordingly, this offering is being conducted in accordance with FINRA Rule 5121. See “Use of proceeds” and “Underwriting (conflicts of interest)” in this prospectus supplement.

Summary consolidated historical financial data

We have provided in the tables below summary consolidated historical financial data. We have derived the statement of income data and other financial data for the three months ended March 31, 2012 and 2011 and for each of the years in the three-year period ended December 31, 2011, and the balance sheet data as of March 31, 2012 and 2011 and as of December 31 for each of the three years in the three-year period ended December 31, 2011, from our unaudited and audited consolidated financial statements. You should read the following financial information in conjunction with our consolidated financial statements and related notes that we have incorporated by reference in this prospectus supplement and the accompanying prospectus. In the opinion of our management, the unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for a fair presentation of the information set forth therein. The interim results set forth below are not necessarily indicative of results for the year ending December 31, 2012 or for any other period.

	Three Months Ended March 31,				Year Ended December 31,
(in thousands, except ratios)	2012		2011		2011		2010		2009
Statement of Income Data:
Total revenues	$6,994,519		$6,271,673		$27,745,549		$20,169,718		$16,895,206

Costs and Expenses:
Crude oil and product purchases	5,514,379		4,956,376		21,875,297		15,351,318		12,821,305
Operating expenses	493,861		464,760		1,993,346		1,678,515		1,350,658
Exploration expenses, including undeveloped lease amortization	53,015		96,274		489,862		292,264		265,172
Selling and general expenses	89,187		69,661		301,005		259,215		212,376
Depreciation, depletion and amortization	340,374		263,747		1,093,406		1,114,529		870,999
Impairment of properties	—		—		368,600		—		5,240
Accretion of asset retirement obligations	9,778		9,487		37,701		31,857		26,154
Redetermination of Terra Nova working interest	—		(5,351)		(5,351)		18,582		83,498
Interest expense	11,739		11,719		55,831		53,172		53,005
Interest capitalized	(6,423)		(6,433)		(15,131)		(18,444)		(28,614)

Total costs and expenses	6,505,910		5,860,240		26,194,566		18,781,008		15,659,793

Income from continuing operations before income taxes	488,609		411,433		1,550,983		1,388,710		1,235,413
Income tax expense	198,538		172,991		810,051		609,151		521,559

Income from continuing operations	290,071		238,442		740,932		779,559		713,854
Income from discontinued operations, net of income taxes	—		30,461		131,770		18,522		123,767

Net income	$290,071		$268,903		$872,702		$798,081		$837,621

Other Financial Data:
Net cash provided by operating activities	$991,006		$522,900		$2,145,385		$3,128,558		$1,864,633
Capital expenditures (1)	739,709		566,579		2,943,812		2,448,140		2,207,269
EBITDA (2)	834,299		680,466		3,053,689		2,537,967		2,136,043
Ratio of EBITDA to interest expense (2)	71.1	x	58.1	x	54.7	x	47.7	x	40.3	x
Ratio of earnings to fixed charges (3)	21.7	x	23.2	x	15.6	x	14.6	x	14.5	x

	Three Months Ended March 31,		As of December 31,
(in thousands)	2012	2011	2011	2010	2009
Balance Sheet Data:
Working capital	$558,714	$740,528	$622,743	$619,783	$1,194,087
Net property, plant and equipment	10,922,959	10,659,848	10,475,149	10,367,847	9,065,088
Total assets	14,936,948	14,884,121	14,138,138	14,233,243	12,756,359
Long-term debt	249,565	974,392	249,553	939,350	1,353,183
Total debt including current maturities	599,599	974,433	599,558	939,391	1,353,221
Stockholders’ equity	9,119,083	8,531,237	8,778,397	8,199,550	7,346,026

(1)	Capital expenditures presented here include accruals for incurred but unpaid capital activities, while property additions and dry holes in the Statements of Cash Flows are cash-based capital expenditures and do not include capital accruals and geological, geophysical and certain other exploration expenses that are not eligible for capitalization under oil and gas accounting rules.

(2)	EBITDA means earnings from continuing operations before interest expense, income taxes, depreciation, depletion and amortization and impairment of properties. Management has included a presentation of EBITDA in this prospectus because some debt investors use this data as an indicator of a company’s ability to service debt. However, EBITDA is not a United States generally accepted accounting principles (“U.S. GAAP”) measure and may not be comparable to similarly titled items of other companies. You should not consider EBITDA as an alternative to net income or any other generally accepted accounting principles measure of performance, as an indicator of our operating performance, or as a measure of liquidity. EBITDA does not represent funds available for management’s discretionary use because certain future cash expenditures are not reflected in the EBITDA presentation.

The following table is a reconciliation of EBITDA to net income, the most directly comparable financial measure under U.S. GAAP:

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010	2009
Net income	$290,071	$268,903	$872,702	$798,081	$837,621
Discontinued operations	—	(30,461)	(131,770)	(18,522)	(123,767)
Interest expense	11,739	11,719	55,831	53,172	53,005
Interest capitalized	(6,423)	(6,433)	(15,131)	(18,444)	(28,614)
Income tax expense	198,538	172,991	810,051	609,151	521,559
Depreciation, depletion and amortization	340,374	263,747	1,093,406	1,114,529	870,999
Impairment of properties	—	—	368,600	—	5,240

EBITDA	$834,299	$680,466	$3,053,689	$2,537,967	$2,136,043

Ratio of EBITDA to interest expense (A)	71.1x	58.1x	54.7x	47.7x	40.3x

(A)	The ratio of EBITDA to interest expense is calculated by dividing EBITDA by the gross interest expense for the period before reduction for interest capitalized to development projects.

(3)	We have computed the ratio of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, “earnings” consist of income from continuing operations before income taxes adjusted for (1) fixed charges, (2) undistributed earnings of companies accounted for by the equity method, (3) capitalized interest, and (4) amortization of capitalized interest. “Fixed charges” consist of interest and amortization of debt discount and expense, whether capitalized or expensed, and that portion of rental expense determined to be representative of the interest factor.

Summary historical operating data

We have provided in the table below our summary operating data for the three months ended March 31, 2012 and 2011 and each of the years in the three-year period ended December 31, 2011.

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010	2009
Exploration and Production:
Net crude oil, condensate and natural gas liquids production—barrels per day:
United States	20,280	16,817	17,148	20,114	17,053
Canada—conventional	17,988	16,648	16,551	17,528	19,188
Canada—synthetic oil	13,311	14,902	13,498	13,273	12,855
Malaysia	49,959	55,216	48,551	66,897	76,322
United Kingdom	3,071	3,085	2,423	3,295	3,361
Republic of Congo	2,881	6,645	4,989	5,820	1,743

Continuing operations	107,490	113,313	103,160	126,927	130,522
Discontinued operations	—	—	—	—	1,317

Total	107,490	113,313	103,160	126,927	131,839

Net natural gas sold—thousands of cubic feet a day:
United States	51,231	54,260	47,212	53,037	54,255
Canada	242,285	117,294	188,787	85,563	54,857
Malaysia – Sarawak	184,635	170,554	176,943	154,535	28,070
– Kikeh	43,743	64,832	40,497	58,157	46,583
United Kingdom	3,741	6,094	3,926	5,509	3,501

Total	525,635	413,034	457,365	356,801	187,266

Net hydrocarbon production—equivalent barrels per day (1)	195,096	182,152	179,388	186,394	163,050
Estimated net hydrocarbon reserves—million equivalent barrels (1, 2, 3)	N/A	N/A	534.1	455.2	439.2
Reserve life—years (3, 4)	N/A	N/A	8.2	6.7	7.4

Refining and Marketing:
Crude capacity of refineries—barrels per stream day (2)	135,000	295,000	135,000	295,000	268,000
Crude oil throughputs—barrels per day:
Meraux, Louisiana—Discontinued operation	N/A	130,171	100,163	106,482	101,864
Superior, Wisconsin—Discontinued operation	N/A	34,830	26,483	34,541	32,158
Milford Haven, Wales	127,001	121,326	131,959	78,841	96,625

Total	127,001	286,327	258,605	219,864	230,647

Refinery utilization (5)	94.1%	97.1%	101.5%	77.6%	86.1%
Total refinery inputs—crude oil and other feed stocks—barrels per day	130,750	294,184	265,061	231,382	244,964
Refined products sold—barrels per day:
United States	319,976	437,775	420,737	450,100	432,700
United Kingdom	130,551	126,560	135,697	86,657	103,774

Total	450,527	564,335	556,434	536,757	536,474

Branded retail outlets (2):
United States	1,133	1,226	1,128	1,215	1,169
United Kingdom	459	452	459	451	453

Total	1,592	1,678	1,587	1,666	1,622

(1)	6,000 cubic feet of natural gas equals one equivalent barrel.

(2)	At March 31 or December 31, as applicable.

(3)	Not reported on a quarterly basis.

(4)	Total net proved hydrocarbon reserves at the end of the respective period divided by net hydrocarbon production for the year.

(5)	Average crude oil processed divided by average total crude capacity for the respective period. At September 30, 2011, we sold the Meraux, Louisiana and Superior, Wisconsin refineries (125,000 barrels per stream day and 35,000 barrels per stream day, respectively). Also, effective June 1, 2010, we expanded the Milford Haven, Wales refinery from 108,000 barrels per stream day to 135,000 barrels per stream day.

Summary reserve data

We have provided in the table below summary data with respect to our estimated proved developed and undeveloped reserves of oil and natural gas as of December 31, 2011 and 2010. Except as noted below, all information in this table relating to oil and natural gas reserves has been based upon our estimates and reflects our net interest after royalties.

Estimates of the proved reserves attributable to our leasehold properties located in the North Sea offshore of the United Kingdom and in the Eagle Ford Shale trend in south Texas in the United States as of December 31, 2011 were based upon a third-party study prepared by Ryder Scott Company, L.P., independent petroleum engineers.

	As of December 31,
	2011	2010
Proved Developed and Undeveloped Reserves:
Proved developed and undeveloped oil reserves—millions of barrels:
Crude oil, condensate and natural gas liquids:
United States	55.3	26.6
Canada—conventional	36.6	32.8
Canada—synthetic oil	129.5	129.2
Malaysia	104.4	98.4
United Kingdom	21.6	10.9
Republic of the Congo	2.3	10.1

Total proved developed and undeveloped oil reserves	349.7	308.0

Proved developed and undeveloped natural gas reserves—billions of cubic feet:
United States	98.4	90.8
Canada	638.9	326.9
Malaysia	347.8	434.0
United Kingdom	21.0	31.4

Total proved developed and undeveloped natural gas reserves	1,106.1	883.1

Total estimated net proved developed and undeveloped hydrocarbon reserves—million equivalent barrels (1)	534.1	455.2

(1)	6,000 cubic feet of natural gas equals one equivalent barrel.

Risk factors

Investing in the notes involves risks. You should carefully consider all the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein before deciding to invest in the notes. In particular, we urge you to carefully consider the risk factors set forth below as well as those under the heading “Risk Factors” in our Annual Report on Form 10-K for fiscal year ended December 31, 2011.

Risks relating to the notes

The notes are structurally subordinated to all liabilities of our subsidiaries.

The notes are structurally subordinated to all liabilities of our subsidiaries, including without limitation, their debt and trade payables. As of March 31, 2012, we had approximately $3.88 billion in liabilities to third parties, including trade payables but excluding intercompany liabilities, issued by our subsidiaries, all of which would rank structurally senior to the notes in case of liquidation or otherwise. None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Our right to receive assets from any of our subsidiaries upon its liquidation or reorganization, and the right of the holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any debt of that subsidiary senior to that held by us, and our rights could otherwise be subordinated to the rights of other creditors of that subsidiary. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Contractual or other legal restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make interest and principal payments on the notes.

Changes in our credit ratings may adversely affect your investment in the notes.

The credit ratings of our indebtedness are an assessment by rating agencies of our ability to pay our debts when due. These ratings are not recommendations to purchase, hold or sell the notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the ratings agencies by us and information obtained by the ratings agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value and liquidity of the notes and increase our borrowing costs.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The notes are a new issue of securities for which there is no established trading market. The underwriters have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in the notes and they may discontinue their market-making activities at any time without notice. Therefore, an active market for the notes may not develop or, if developed, may not continue. The liquidity of any market for the notes will depend upon, among other things, the number of holders of the notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. If a market develops, the notes could trade at prices that may be lower than the initial offering price of the notes.

Ratio of earnings to fixed charges

The following table shows our ratio of earnings to fixed charges for the three months ended March 31, 2012 and each of the past five years.

	Three Months Ended March 31,	Year Ended December 31,
	2012	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges	21.7x	15.6x	14.6x	14.5x	28.2x	10.8x

We have computed the ratio of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, “earnings” consist of income from continuing operations before income taxes adjusted for (1) distributions (less than) greater than equity in earnings of affiliates, (2) previously capitalized interest charged to earnings during the period, (3) interest and expense on indebtedness, excluding capitalized interest and (4) the interest portion of rentals (calculated as one-third of rentals). “Fixed charges” consist of (1) interest and expense on indebtedness, excluding capitalized interest, (2) capitalized interest and (3) the interest portion of rentals (calculated as one-third of rentals).

Use of proceeds

We expect the net proceeds from the offering of the notes to be approximately $         million, after deducting the underwriting discount and other estimated expenses of the offering that we will pay. We intend to use a portion of the net proceeds to repay all outstanding borrowings under our revolving credit facility, and the remainder for general corporate purposes. At May 1, 2012, we had approximately $350 million in borrowings under our revolving credit facility, which we had incurred for the repayment in full of our 6.375% Notes at maturity on May 1, 2012. Borrowings under our revolving credit facility bear interest at 1.5% above LIBOR based on our credit rating as of March 31, 2012 and mature in June 2016. Certain affiliates of the underwriters, the trustee and an affiliate of the trustee are lenders under our revolving credit facility and will receive a portion of the net proceeds from this offering. See “Underwriting (conflicts of interest) — Conflicts of interest.”

Capitalization

We have provided in the table below our unaudited consolidated capitalization as of March 31, 2012, and as adjusted to give effect to the issuance of the notes, the repayment of our 6.375% Notes at maturity on May 1, 2012 and the application of the net proceeds from the notes offered hereby as described in “Use of proceeds.”

	As of March 31, 2012
(unaudited) (in thousands)	Actual	As Adjusted
Cash and cash equivalents	$936,649	$

Current liabilities:
6.375% Notes, due May 1, 2012, net of unamortized discount of $10 (1) (2)	349,990		—
Other, 6%, due through 2028 (3)	44		44

	350,034		44

Long-term debt:
% Notes, due 2022, net of unamortized discount of $	—
7.05% Notes, due 2029, net of unamortized discount of $1,593 (1)	248,407		248,407
Other, 6%, due through 2028 (3)	1,158		1,158
Revolving Credit Facility (4)	—		—

Total long-term debt (excluding current maturities)	249,565

Stockholders’ equity:
Cumulative Preferred Stock, par $100, authorized 400,000 shares, none issued	—		—
Common Stock, par $1.00, authorized 450,000,000 shares, issued 194,345,426 shares	194,345		194,345
Capital in excess of par value	833,381		833,381
Retained earnings	7,697,630		7,697,630
Accumulated other comprehensive income	398,363		398,363
Treasury stock, 177,857 shares of Common Stock	(4,636)		(4,636)

Total stockholders’ equity	9,119,083		9,119,083

Total capitalization (long-term debt and stockholders’ equity)	$9,368,648	$

(1)	At March 31, 2012.

(2)	We repaid in full our 6.375% Notes at maturity on May 1, 2012 using borrowings under our revolving credit facility.

(3)	Includes debt associated with electrical facilities at the Hankinson, North Dakota ethanol production facility. The debt matures in September 2028.

(4)	We borrowed approximately $350 million under our $1.5 billion committed revolving credit facility to repay our 6.375% Notes at maturity on May 1, 2012. We intend to use a portion of the net proceeds of this offering to repay these borrowings under our revolving credit facility. See “Use of proceeds.”

Description of the notes

We have summarized selected provisions of the notes below. This summary supplements and replaces, where inconsistent, the description of the general terms and provisions of debt securities under the caption “Description of Debt Securities” in the accompanying prospectus.

General

The notes will be issued under the senior indenture to be dated as of                     , 2012 and a supplement to the indenture, to be dated as of                     , 2012 and hereafter collectively referred to as “the indenture,” between Murphy Oil and U.S. Bank National Association, as trustee.

The notes will mature on                     , 2022 and will bear interest at     % per year. Interest on the notes will accrue from                     , 2012. We:

•	will pay interest on the notes semiannually on and of each year, commencing , 2012;

•	will pay interest on the notes to the person in whose name a note is registered at the close of business on the or preceding the interest payment date;

•	will compute interest on the notes on the basis of a 360-day year consisting of twelve 30-day months;

•	will make payments on the notes at the offices of the trustee; and

•

may make payments by wire transfer for notes held in book-entry form or by check for notes held in certificated form mailed to the address of the person entitled to the payment as it appears in the note register.

We will issue the notes only in fully registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The notes will not be subject to any sinking fund, and will be subject to redemption at our option.

Further issuances

We may from time to time, without the consent of the existing holders, create and issue additional notes having the same terms and conditions as the notes offered by this prospectus supplement in all respects, except for the issue date, issue price and, under some circumstances, the date of the first payment of interest on the notes, provided that if the additional notes are not fungible with the notes offered by this prospectus supplement for U.S. federal income tax purposes, such additional notes will have a different CUSIP. Additional notes issued in this manner will be consolidated with and form a single series with the previously outstanding notes of this series.

Optional redemption

The notes may be redeemed in whole at any time or in part from time to time, at our option. If the notes are redeemed at any time prior to                     , 2022 (the date that is three months prior to the maturity date of the notes), the notes may be redeemed by us at a redemption price equal to the greater of:

•	100% of the principal amount of notes to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued and unpaid to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus basis points,

plus accrued and unpaid interest on the principal amount of the notes being redeemed to, but not including, the redemption date.

If the notes are redeemed at any time on or after                     , 2022 (the date that is three months prior to the maturity date of the notes), the notes may be redeemed by us at a redemption price equal to 100% of the principal amount of the notes then outstanding to be redeemed plus accrued and unpaid interest on the principal amount of the notes being redeemed to, but not including, the redemption date.

“treasury rate” means, with respect to any redemption date:

•

the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•

if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

The treasury rate will be calculated on the third business day next preceding the date fixed for redemption (the “calculation date”).

“comparable treasury issue” means the U.S. Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term (“remaining life”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“comparable treasury price” means, with respect to any redemption date, (1) the average of four reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the independent investment banker obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.

“independent investment banker” means one of J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, or their respective successors, as specified by us, or, if those firms are unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by us.

“reference treasury dealer” means each of (1) J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, or their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a “primary treasury dealer”), we will substitute therefor another primary treasury dealer and (2) any two other primary treasury dealers selected by us after consultation with an independent investment banker.

“reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the calculation date.

We will mail a notice of redemption to each holder of notes to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default on payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on and after the redemption date. If fewer than all of the notes are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called by such method as the trustee deems fair and appropriate. The redemption price will be calculated by the independent investment banker and we, the trustee and any paying agent for the notes will be entitled to rely on such calculation.

Except as described above, the notes will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.

Ranking

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured and unsubordinated indebtedness from time to time outstanding.

We currently conduct substantially all of our operations through our subsidiaries, and our subsidiaries generate substantially all of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are the principal source of the funds we use to meet our debt service obligations. Laws or contractual provisions, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including payments on the notes. The notes will not be guaranteed by any of our subsidiaries and therefore will be structurally subordinated to all obligations of our subsidiaries, including trade payables. This means that holders of the notes will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings. The notes will also be effectively subordinated to any secured debt we may incur, to the extent of the value of the assets securing that debt. The indenture does not limit the amount of debt our subsidiaries can incur, although it restricts our ability to incur secured debt, subject to the limitations described under “—Covenants—Limitations on Liens” below.

Covenants

Limitations on Liens. Neither we nor any restricted subsidiary will issue, assume or guarantee any debt secured by a mortgage, lien, pledge or other encumbrance, which are collectively called “mortgages” in the indenture, on any principal property or on any debt or capital stock of any restricted subsidiary which owns any principal property without providing that the notes will be secured equally and ratably or prior to the debt. A “restricted subsidiary” is a 50% or more owned subsidiary owning principal property and having stockholder’s equity greater than 2% of our consolidated net assets.

“Principal property” means all property and equipment directly engaged in our exploration, production, refining, marketing and transportation activities, except any such property and equipment which our board of directors declares is not material to our business and our subsidiaries’ business taken as a whole.

“Consolidated net assets” means the total of all assets (less depreciation and amortization reserves and other valuation reserves and loss reserves) which, under generally accepted accounting principles, would appear on the asset side of our consolidated balance sheet, less the aggregate of all liabilities, deferred credits, minority shareholders’ interests in subsidiaries, reserves and other items which, under such principles, would appear on the liability side of such consolidated balance sheet, except debt for borrowed money and stockholders’ equity; provided, however, that in determining consolidated net assets, there shall not be included as assets, (a) all assets (other than goodwill, which shall be included) which would be classified as intangible assets under generally accepted accounting principles, including, without limitation, patents, trademarks, copyrights and unamortized debt discount and expense, (b) any treasury stock carried as an asset, or (c) any write-ups of capital assets (other than write-ups resulting from the acquisition of stock or assets of another corporation or business).

However, the limitation on liens shall not apply to the following:

•	mortgages existing on the date of the indenture;

•	mortgages existing at the time an entity becomes a restricted subsidiary of ours;

•	mortgages securing debt of a restricted subsidiary in favor of Murphy Oil or any subsidiary of ours;

•

mortgages on property, shares of stock or indebtedness (a) existing at the time of the acquisition of the property, shares of stock or indebtedness, (b) incurred to secure payment of all or part of the purchase price of the property, shares of stock or indebtedness, or (c) incurred to secure debt incurred prior to, at the time of or within 120 days after the acquisition of the property, shares of stock or indebtedness or after the completion of construction of the property, for the purpose of financing all or part of the purchase price of the property, shares of stock or indebtedness or the cost of construction (provided that such mortgages are limited to such property and improvements thereon or the shares of stock or indebtedness so acquired);

•

mortgages in favor of the United States of America, any state, any other country or any political subdivision to secure partial, progress, advance or other payments pursuant to any contract or statute;

•

mortgages on property of Murphy Oil or any restricted subsidiary securing debt incurred in connection with financing all or part of the cost of operating, constructing or acquiring projects, as long as recourse is only to the property;

•	specific marine mortgages or foreign equivalents on property or assets of Murphy Oil or any restricted subsidiary;

•

mortgages or easements on property of Murphy Oil or any restricted subsidiary incurred to finance the property on a tax-exempt basis that do not materially detract from the value of or materially impair the use of the property or assets; or

•

any extension, renewal or replacement of any mortgage referred to in the preceding items or of any debt secured by those mortgages as long as the extension, renewal or replacement secures the same or a lesser amount of debt and is limited to substantially the same property (plus improvements) which secured the mortgage.

Notwithstanding anything mentioned above, we and any of our restricted subsidiaries may issue, assume or guarantee debt secured by mortgages on principal property or on any indebtedness or capital stock of any restricted subsidiary (other than the debt secured by mortgages permitted above) which does not exceed 10% of our consolidated net assets.

Limitations on Sale and Lease-Back Transactions. Neither we nor any restricted subsidiary will lease any principal property for more than three years from a person to whom we or a restricted subsidiary have sold or transferred such principal property. However, the limitation on this type of arrangement shall not apply if:

•	we or our restricted subsidiary could incur debt secured by a mortgage on the property to be leased, as permitted above, without equally and ratably securing the notes; or

•

we apply the greater of the proceeds from the sale or transfer and the fair value of the leased property to the defeasance or retirement of any senior debt for borrowed money within 120 days of the sale and lease-back transaction, in both cases reduced by the lesser of any amounts spent to purchase unencumbered principal property and the fair value of unencumbered principal property so acquired, in each case during the one year prior to or 120 days after any sale and lease-back transaction.

Consolidation, merger or sale of assets

We will not merge or consolidate with any other corporation or sell or convey all or substantially all of our assets to any Person, unless (i) either we are the continuing corporation, or the successor corporation or the Person which acquires by sale or conveyance substantially all our assets (if other than us) will be a corporation organized under the laws of the United States of America or any State thereof and will expressly assume the due and punctual payment of the principal of and interest on all the notes, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the indenture to be performed or observed by us, by supplemental indenture in form reasonably satisfactory to the trustee, executed and delivered to the trustee by such corporation, and (ii) we or our successor corporation, as the case may be, are not, immediately after such merger or consolidation, or such sale or conveyance, in default in the performance of any such covenant or condition of the indenture.

In case of any such consolidation, merger, sale or conveyance, and following such an assumption by the successor corporation, such successor corporation will succeed to and be substituted for us, with the same effect as if it had been named in the indenture. Such successor corporation may cause to be signed, and may issue either in its own name or in our name prior to such succession any or all of the notes issuable under the indenture which theretofore had not been signed by us and delivered to the trustee; and, upon the order of such successor corporation instead of us and subject to all the terms, conditions and limitations prescribed in the indenture, the trustee will authenticate and will deliver any notes which previously were signed and delivered by our officers to the trustee for authentication, and any notes which such successor corporation thereafter causes to be signed and delivered to the trustee for that purpose. All of the notes so issued will in all respects have the same legal rank and benefit under the indenture as the notes theretofore or thereafter issued in accordance with the terms of the indenture as though all of such notes had been issued at the date of the execution of the indenture.

In the event of any such sale or conveyance (other than a conveyance by way of lease) we or any successor corporation which has become such in the manner described above will be discharged from all obligations and covenants under the indenture and the notes and may be liquidated and dissolved.

As noted under “Summary,” we have been evaluating the potential to separate our U.S. downstream business into a separate publicly traded company. Our U.S. downstream business does not constitute substantially all of our assets, and for the avoidance of doubt the indenture will provide that the covenant described above will not apply in the event we determine to dispose of our U.S. downstream business.

Events of default, notice and waiver

“Event of default” means any of the following in relation to the notes:

•	failure to pay interest on the notes for 30 days after the interest becomes due;

•	failure to pay the principal on the notes when due;

•

failure to perform or breach of any other covenant or warranty in the indenture that continues for 90 days after our being given notice from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes;

•

default in the payment when due of (a) other indebtedness (other than Project Financing) in an aggregate principal amount in excess of $75,000,000 and such default is not cured within 30 days after written notice to us and the trustee by the holders of at least 25% in principal amount of the outstanding notes or (b) interest, principal, premium or a sinking fund or redemption payment under any such other indebtedness, causing the indebtedness to become due prior to its stated maturity, which acceleration is not stayed, rescinded or annulled within 10 days after written notice to us and the trustee by the holders of at least 25% in principal amount of the outstanding notes; provided, however, that if such event of default under such indenture or instrument is remedied or cured by us or waived by the holders of such debt before any judgment or decree for the payment of the moneys due is obtained or entered, then this event of default will also be deemed to have been remedied, cured or waived without further action upon the part of either the trustee or any of the holders of the notes;

•	a creditor commences involuntary bankruptcy, insolvency or similar proceedings against us and we are unable to obtain a stay or dismissal of that proceeding within 60 days; or

•	we voluntarily seek relief under bankruptcy, insolvency or similar laws or we consent to a court entering an order for relief against us under those laws.

If any event of default relating to outstanding notes occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal and accrued interest of all of the outstanding notes to be due and immediately payable; provided, however, that if an event of default occurs pertaining to events of bankruptcy, insolvency or similar proceedings, the principal amount and accrued interest shall be immediately due and payable without any declaration or other act by the trustee or any holder.

The indenture provides that the holders of at least a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee, with respect to the notes. The trustee may act in any way that is consistent with those directions and may decline to act if any of the directions is contrary to law or to the indenture or would involve the trustee in personal liability.

The indenture provides that the holders of at least a majority in principal amount of the notes may on behalf of the holders of all of the outstanding notes waive any past default (and its consequences) under the indenture, except a default (a) in the payment of the principal of or interest on any of the notes, (b) with respect to voluntary or involuntary bankruptcy, insolvency or similar proceedings, or (c) with respect to a covenant or provision of such indenture which, under the terms of such indenture, cannot be modified or amended without the consent of the holders of all of the outstanding notes. In the case of clause (b) above, the holders of at least a majority of all outstanding notes (voting as one class) may on behalf of all holders waive a default.

The indenture contains provisions entitling the trustee, subject to the duty of the trustee during an event of default to act with the required standard of care, to be indemnified by the holders of the notes before proceeding to exercise any right or power under the indenture at the request of those holders.

The indenture requires the trustee to, within 90 days after the occurrence of a default known to it with respect to the notes, give the holders of the notes notice of the default if uncured and unwaived. However, the trustee may withhold this notice if it in good faith determines that the withholding of this notice is in the interest of those holders. However, the trustee may not withhold this notice in the case of a default in payment of principal of or interest on the notes. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time, or both, would become, an event of default with respect to the notes.

The indenture requires us to file annually with the trustee a certificate, executed by our officers, indicating whether any of the officers has knowledge of any default under the indenture.

“Project Financing” means any indebtedness that is incurred to finance or refinance the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance, operation, securitization or monetization, in respect of all or any portion of any project, any group of projects, or any asset related thereto, and any guaranty with respect thereto, other than such portion of such indebtedness or guaranty that expressly provides for direct recourse to us or any of our subsidiaries (other than a Project Financing Subsidiary) or any of their respective property other than recourse to the equity in, indebtedness or other obligations of, or properties of, one or more Project Financing Subsidiaries; provided, however, that support such as limited guaranties or obligations to provide or guaranty equity contributions or to make subordinated loans shall not be considered direct recourse for the purpose of this definition.

“Project Financing Subsidiary” means any of our subsidiaries whose principal purpose is to incur Project Financing or to become a direct or indirect partner, member or other equity participant or owner in a person so created, and substantially all the assets of such subsidiary are limited to (i) those assets for which the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance, operation, securitization or monetization is being financed in whole or in part by one or more Project Financings, or (ii) the equity in, indebtedness or other obligations of, one or more other such subsidiaries or persons.

Notices

We will mail notices and communications to the holder’s address shown on the register of the notes.

Paying agents and transfer agents

The trustee will be the paying agent and transfer agent for the notes.

The trustee

U.S. Bank National Association is the trustee under the indenture. The trustee and an affiliate of the trustee are lenders under the Company’s revolving credit facility.

Book-entry delivery and settlement

The Depository Trust Company (“DTC”), New York, New York, will act as securities depository for the notes. The notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully-registered certificates will be issued for the notes, in the aggregate principal amount of such issue, and will be deposited with DTC.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the

Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended;

•

DTC holds and provides asset servicing U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants (“direct participants”) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•

Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, including the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”);

•

DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”), and DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies; DTCC is owned by the users of its regulated subsidiaries;

•

Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations, including Euroclear and Clearstream, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	The rules applicable to DTC and its participants are on file with the SEC.

We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time.

We expect that under the procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the notes will be shown on, and the transfer of ownership of the notes will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The foregoing information concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but none of Murphy Oil, the underwriters or the trustee takes any responsibility for the accuracy of the foregoing information, and you are urged to contact DTC or its participants directly to discuss these matters.

Euroclear and Clearstream will hold interests in the notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries, which are Euroclear Bank, S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of the notes. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Payments on the notes represented by the global notes will be made in immediately available funds. Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds.

Cross-market transfers between participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their depositaries. Cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositaries to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited and reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certificated notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by the global notes upon surrender by DTC of the global notes if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for the global notes, and we have not appointed a successor depositary within 90 days of that notice;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

Material U.S. federal income tax considerations for Non-U.S. Holders

The following are the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of owning and disposing of notes purchased in this offering at the “issue price,” which is the first price at which a substantial amount of the notes is sold to the public, and held as capital assets for U.S. federal income tax purposes.

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax consequences and differing tax consequences applicable to you if you are, for instance:

•	a financial institution;

•	a regulated investment company;

•	a dealer or trader in securities;

•	holding notes as part of a “straddle” or integrated transaction;

•	a partnership for U.S. federal income tax purposes; or

•	a tax-exempt entity.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. If you are considering the purchase of notes, you should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a non resident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a Non-U.S. Holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition, or if you are a former citizen or former resident of the United States, in which case you should consult your tax adviser regarding the U.S. federal income tax consequences of owning or disposing of a note.

Payments on the notes

Payments of principal and interest on the notes by the Company or any paying agent to you will not be subject to U.S. federal income or withholding tax, provided that, in the case of interest,

•	you do not own, actually or constructively, ten percent or more of the total combined voting power of all classes of stock of the Company entitled to vote;

•	you are not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership;

•	you certify on a properly executed Internal Revenue Service (“IRS”) Form W-8BEN, under penalties of perjury, that you are not a United States person; and

•	it is not effectively connected with your conduct of a trade or business in the United States as described below.

If you cannot satisfy one of the first three requirements described above and interest on the notes is not effectively connected with your conduct of a trade or business in the United States as described below, payments of interest on the notes will be subject to withholding tax at a rate of 30%, subject to an applicable income tax treaty providing for a reduced rate.

Sale or other taxable disposition of the notes

You generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale, redemption or other taxable disposition of notes, unless the gain is effectively connected with your conduct of a trade or business in the United States as described below, provided however that any amounts attributable to accrued interest will be treated as described above under “Payments on the Notes.” You are urged to consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of notes including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Effectively connected income

If interest or gain on a note is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you), you will generally be taxed in the same manner as a United States person. In this case, you will be exempt from the withholding tax on interest discussed above, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You are urged to consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Backup withholding and information reporting

Information returns are required to be filed with the IRS in connection with payments of interest on the notes. Unless you comply with certification procedures to establish that you are not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of a note. You may be subject to backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes unless you comply with certification procedures to establish that you are not a United States person or otherwise establish an exemption. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Underwriting (conflicts of interest)

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to such underwriters, the principal amount of the notes set forth opposite the names of such underwriters.

Underwriter	Principal Amount of Notes
J.P. Morgan Securities LLC	$
Wells Fargo Securities, LLC

Total	$

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to certain dealers at the public offering price less a concession not in excess of     % of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of     % of the principal amount of the notes on sales to certain other dealers. After the initial offering of the notes to the public, the public offering price and such concessions may be changed.

The following table shows the underwriting discount to be paid to the underwriters by us in connection with this offering.

	Per Note	Total
% Notes due 2022

The notes are a new issue of securities with no established trading market. We do not currently intend to apply for the listing of the notes on any securities exchange or for quotation of the notes in any dealer quotation system. We have been advised by the underwriters that one or more of them intends to make a market in the notes, but the underwriters are not obligated to do so and may discontinue any market-making activities at any time without notice. We can give no assurance as to the liquidity of the trading market for the notes.

We estimate that our total expenses for this offering, excluding the underwriting discount, will be approximately $910,000.

In connection with the offering, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

In the ordinary course of their respective businesses, certain of the underwriters and the trustee and some of their affiliates have performed and may in the future perform various financial advisory, commercial banking and investment banking services for us from time to time, for which they have received or will receive customary fees. Affiliates of some of the underwriters, including the representatives, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, the trustee and an affiliate of the trustee are lenders under our revolving credit facility.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters and their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Conflicts of interest

As described under “Use of proceeds”, certain affiliates of the underwriters, the trustee and an affiliate of the trustee will receive a portion of the net proceeds from this offering, and are deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Therefore, this offering is being conducted in accordance with FINRA Rule 5121. Because the notes are “investment grade” rated as defined in FINRA Rule 5121, a qualified independent underwriter is not required. However, no underwriter having a conflict of interest under FINRA Rule 5121 will confirm sales to any account over which the underwriter exercises discretionary authority without the specific written approval of the accountholder.

Notice to prospective investors in the European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of securities which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(A) to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(B) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by us for any such offer; or

(C) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

For purpose of this provision, the expression “an offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of the securities to be offered so as to enable an investor to decide to purchase for the securities, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State; and the expression “Prospectus Directive” means Directive 2003/71/EC (including amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State; and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to prospective investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Legal matters

The validity of the notes will be passed on for us by Davis Polk & Wardwell LLP, New York, New York. Certain other legal matters in connection with this offering will be passed upon for the underwriters by Cravath, Swaine  & Moore LLP, New York, New York.

Experts

The consolidated financial statements and schedule of Murphy Oil Corporation and subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Estimates of the proved reserves, future production and income attributable to leasehold properties of Murphy Oil Corporation located in the North Sea offshore of the United Kingdom and in the Eagle Ford Shale trend in south Texas in the United States as of December 31, 2011 included and incorporated by reference in this prospectus supplement were based upon a third-party study prepared by Ryder Scott Company, L.P., independent petroleum engineers. We have included and incorporated by reference these estimates in reliance on the authority of such firm as an expert in such matters.

PROSPECTUS

Murphy Oil Corporation

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

SENIOR DEBT SECURITIES

SUBORDINATED DEBT SECURITIES

WARRANTS

We may offer from time to time common stock, preferred stock, depositary shares representing preferred stock, senior debt securities, subordinated debt securities and warrants. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “MUR.”

We may sell the securities offered under this prospectus through agents; through underwriters or dealers; directly to one or more purchasers; or through a combination of any of these methods of sale. For each offering of securities under this prospectus, we will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers, and their compensation, in the related prospectus supplement.

Investing in these securities involves certain risks. See Item 1A—“Risk Factors” beginning on page 6 of our Annual Report on Form 10-K for the year ended December 31, 2008, and Item 1A—“Risk Factors” in our most recent Quarterly Report on Form 10-Q subsequent to such Annual Report, each of which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 2, 2009

You should rely only on the information contained in or incorporated by reference in this prospectus, the accompanying prospectus supplement, and any free writing prospectus that we file with the Securities and Exchange Commission (the “SEC”) in connection with the offering described in such prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

The terms “we,” “our,” “us,” “its,” “the Company,” “Murphy Oil” and “Murphy Oil Corporation” refer to Murphy Oil Corporation and its consolidated subsidiaries unless the context indicates otherwise, and except as provided in the next sentence. In the descriptions of securities contained herein, the terms “we,” “our,” “us,” “its,” “the Company,” “Murphy Oil” and “Murphy Oil Corporation” refer to Murphy Oil Corporation only.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

MURPHY OIL CORPORATION

We are a worldwide oil and gas exploration and production company with refining and marketing operations in the United States and the United Kingdom. Our operations are classified into two business activities: (1) “Exploration and Production” and (2) “Refining and Marketing.”

Our exploration and production business explores for and produces crude oil, natural gas and natural gas liquids worldwide. During 2008, our principal exploration and production activities were conducted in the United States, Ecuador, Malaysia, the Republic of Congo, Indonesia, Australia, Suriname, Canada, and the United Kingdom. Our crude oil and natural gas liquids production in 2008 was in the United States, Canada, the United Kingdom, Malaysia and Ecuador; our natural gas was produced and sold in the United States, Canada, the United Kingdom and Malaysia. Our worldwide crude oil, condensate and natural gas liquids production in 2008 averaged 118,254 barrels per day. In March 2009, we sold our operations in Ecuador.

Our refining and marketing businesses are located in the United States and the United Kingdom, and primarily consist of operations that refine crude oil and other feedstocks into petroleum products such as gasoline and distillates, buy and sell crude oil and refined products, and transport and market petroleum products. We own and operate two refineries in the United States, in Meraux, Louisiana and Superior, Wisconsin, and one in the United Kingdom, in Milford Haven, Wales. We market refined products through a network of retail gasoline stations and branded and unbranded wholesale customers in a 24-state area of the southern and midwestern United States, as well as a network of retail gasoline stations in the United Kingdom. In 2008, we owned approximately 1.0% of the crude oil refining capacity in the United States and 5.9% of the refining capacity in the United Kingdom. In 2008, our market share of U.S. retail gasoline sales was approximately 2.6% and in the United Kingdom our fuel sales represented 1.6% of the total market share.

Our principal executive offices are located at 200 Peach Street, P.O. Box 7000, El Dorado, Arkansas 71731-7000, and our telephone number is (870) 862-6411. Our capital stock is listed on the New York Stock Exchange under the symbol “MUR.” We maintain a website at http://www.murphyoilcorp.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference each document listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering under this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008;

•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2009 and for the quarter ended June 30, 2009;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 27, 2009; and

•	Our Current Reports on Form 8-K filed with the SEC on August 11, 2009 and September 2, 2009.

We are not incorporating by reference any Current Report on Form 8-K that is furnished to the SEC pursuant to Items 2.02, 7.01 or 9.01 of Form 8-K.

You may request a copy of these filings at no cost, by writing or telephoning the office of the Corporate Secretary, Murphy Oil Corporation, P.O. Box 7000, El Dorado, Arkansas 71731-7000, (870) 862-6411.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, including documents incorporated by reference herein, contains statements of our expectations, intentions, plans and beliefs that are forward-looking and are dependent on certain events, risks and uncertainties that may be outside of our control, including without limitation, projections regarding future income, oil and gas production, production and sales volumes of refined petroleum products, replacement of oil and gas reserves, capital spending, as well as predictions as to the timing and success of specific projects. These forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” or “expect,” that convey the uncertainty of future events or outcomes. These projections and forward-looking statements are based on assumptions which we believe are reasonable, but are by their nature inherently uncertain. In all cases, there can be no assurance that such assumptions will prove correct or that projected events will occur, and actual results could differ materially from those projected. These forward-looking statements are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 or Section 21E of the Exchange Act. Actual results and developments could differ materially from those expressed or implied by such statements due to a number of factors including the following:

Upstream Factors Affecting Performance

Volatility and Level of Crude Oil and Gas Prices

Our projections as to the level of future earnings are based in part on certain assumptions as to the future prices of crude oil and natural gas. These price assumptions are used for planning purposes and we expect they will change over time. Any substantial or extended decline in the actual prices of crude oil and natural gas could have a material adverse effect on our financial position, results of operations and on quantities of crude oil and natural gas reserves that may be economically produced. These prices historically have been volatile and may vary based on factors affecting commodities markets generally, such as political instability in producing regions, changes in market demand, and fluctuations in political, regulatory and economic climates throughout the world.

Level and Success Rate of Exploration Programs

We use the successful efforts method of accounting for exploration and development expenditures whereby costs of exploratory wells are initially capitalized during drilling operations, but if proved reserves are not found the costs are subsequently expensed. Because of this method, lack of success has an immediate impact, which may be material, on our results of operations. An increase in the level of our exploration program will necessarily increase the exposure to unsuccessful drilling efforts and immediate recognition of the related expense with concomitant fluctuations in earnings.

Ability to Maintain Production Rates and Replace Reserves

Projecting future rates of oil and gas production is inherently imprecise. Producing oil and gas reservoirs generally have declining production rates. Production rates depend on a number of factors, including crude oil prices, market demand, and the political, economic and regulatory climate.

The other major factor affecting production rates is our ability to replace depleting reservoirs with new reserves through acquisitions or exploration success. Exploration success is impossible to predict particularly over the short term, where results vary widely year to year; moreover, the ability to replace reserves over an extended period depends not only on the total volumes found, but on the cost of finding and developing such reserves and the timing to develop projects (many of which often require long lead times). Depending on the general crude oil and natural gas price environment, our finding and development costs may not justify the use of resources to produce such reserves. There can be no assurances as to the level or timing of success, if any, that we will be able to achieve in acquiring or finding and developing additional reserves.

Downstream Factors Affecting Performance

A portion of our total income comes from operations downstream of oil and gas production and sale, chiefly refining and marketing of gasoline and other products. It is possible that we could meet its projections for upstream operations and still fail to meet overall projections made in various forward looking statements and vice versa.

Products

We conduct refining operations in Louisiana, Wisconsin and the United Kingdom and marketing operations in 21 states and the United Kingdom. Results of these operations will be significantly affected by changes in the volumes sold and the prices received on those volumes. These, in turn, are influenced by such factors as the general economic condition of the states, which affects the overall demand for gasoline and other refined products, the actions taken by competitors, including both pricing and the expansion and retirement of refining capacity in response to market conditions, environmental regulations issued by the state and federal government, including particularly regulations dealing with gasoline composition and characteristics. Overall profitability of our refining and marketing operations depends heavily on the margin between the price of crude oil and/or purchased products and the sales price of products produced and/or purchased. These margins may fluctuate depending upon changes in the price of crude oil and the relative supply/demand balance for products. Political constraints either in the form of express legal requirements or general political pressure may also limit the margins otherwise available to us. Our projections as to the level of future earnings are dependent on producing and selling certain volumes of refined products and achieving certain products margins. Products volumes and margins historically have been volatile and may vary with factors such as the national and regional economy, market demand, regulatory changes, the price of crude oil, and the ability of regional refiners and us to provide a sufficient supply of refined products.

Effect of Political and Regulatory Instability on Our Operations

Our ability to conduct acquisitions, exploration, development and production of oil and gas interests, and manufacture and market petroleum products is dependent on the political and regulatory climate in the particular geographic regions where the properties are located. Our ability to negotiate and implement specific marketing plans, contracts or arrangements for products in a timely and favorable manner may be impacted by political considerations unrelated to or beyond our control. Political instability may result in insurgencies and military operations that could interfere with our operating facilities located throughout the world. Possible political and regulatory actions by governments may affect future results in unpredictable ways.

Operating Hazards

Our drilling operations are subject to various hazards common to the industry, including explosions, fires, and uncontrollable flows of oil and gas. Since much of our oil and gas operations are conducted offshore, they are also subject to the additional hazards of marine operations, such as capsizing, collision and damage or loss from severe weather conditions. Similarly, our refining operations are subject to explosions, fires, and damage from severe weather conditions.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. “Total fixed charges” consist of the interest and expense on indebtedness, excluding capitalized interest, capitalized interest, and the interest portion of rentals (calculated as one-third of rentals, which is considered a reasonable approximation of the interest factor). “Earnings before provision for taxes and fixed charges” consist of income from continuing operations before income taxes, less distributions that are less than equity in earning of affiliates or plus distributions that are greater than equity in earnings of affiliates, previously capitalized interest charged to earnings during the period, the interest and expense on indebtedness, and the interest portion of rentals (calculated as one-third of rentals, which is considered a reasonable approximation of the interest factor). The ratio of earnings to fixed charges is calculated by dividing earnings before provision for taxes and fixed charges by total fixed charges.

Six Months Ended June 30, 2009	Years Ended December 31,
	2008	2007	2006	2005	2004
11.7	28.3	14.0	15.1	23.8	13.3

RISK FACTORS

Before you invest in any of our securities, in addition to the other information included or incorporated by reference in this prospectus and any applicable prospectus supplement, you should carefully consider the risk factors under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2008 and any risk factors contained in our most recent Quarterly Report on Form 10-Q which are incorporated herein by reference. These risk factors may be amended, supplemented or superseded from time to time by risk factors contained in other Exchange Act reports that we file with the SEC, which will be subsequently incorporated herein by reference; by any prospectus supplement accompanying this prospectus; by any free writing prospectus that we furnish to you and file with the SEC in connection with an offering described in a prospectus supplement; or by a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. See “Where You Can Find More Information” and “Special Note on Forward-Looking Statements.”

USE OF PROCEEDS

Unless otherwise stated in the prospectus supplement accompanying this prospectus, we will use the net proceeds we receive from the sale of the securities offered by this prospectus and any accompanying prospectus supplement for general corporate purposes. General corporate purposes may include additions to working capital, capital expenditures, repayment of debt or the financing of possible acquisitions.

DESCRIPTION OF COMMON STOCK

The following description of our capital stock is based upon our certificate of incorporation (“Certificate of Incorporation”), our bylaws (“Bylaws”) and applicable provisions of law. We have summarized certain portions of the Certificate of Incorporation and Bylaws below. The summary is not complete. The Certificate of Incorporation and Bylaws are incorporated by reference in the registration statement for these securities that we have filed with the SEC and have been filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2008. You should read the Certificate of Incorporation and Bylaws for the provisions that are important to you.

Certain provisions of the Delaware General Corporation Law (“DGCL”), the Certificate of Incorporation and the Bylaws summarized in the following paragraphs may have an anti-takeover effect. This may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interests, including those attempts that might result in a premium over the market price for its shares.

Authorized Capital Stock

Our Certificate of Incorporation authorizes us to issue 450,400,000 shares of stock of all classes, of which 450,000,000 shares shall be common stock, par value $1.00 per share, and 400,000 shares shall be cumulative preferred stock, par value $100 per share. No shares of stock of any class have any preemptive or preferential right to purchase or subscribe to any shares of stock of any class or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, other than such rights as the Board of Directors may grant and at such prices as the Board of Directors may fix. The Board of Directors may issues shares of stock of any class, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of stock of any class, without offering any such shares of stock of any class, either in whole or in part, to the existing stockholders of any class.

Common Stock

As of December 31, 2008, there were 190,713,806 shares of common stock outstanding. Except as provided by our Certificate of Incorporation or by law, each holder of common stock shall have the right, to the exclusion of all other classes of stock, to one vote for each share of stock standing in the name of such holder on the books of the Company. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of Murphy Oil, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable. The common stock is listed on the New York Stock Exchange. The transfer agent and registrar for the common stock is Computershare Investor Services, LLC.

Preferred Stock

The Board of Directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion or exchange rights, voting rights, terms of redemption, redemption prices, liquidation preferences, use of purchase, retirement or sinking funds and the number of shares constituting any series of the designation of such series, without further vote or action by the shareholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Murphy Oil without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. We may further amend from time to time our Certificate of Incorporation to increase the number of authorized shares of preferred stock. An amendment would require the approval of the holders of a majority of the outstanding shares of our preferred stock. As of the date of this prospectus, we have not issued any preferred stock.

Certain Anti-Takeover Effects of Delaware Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years following the date of the transactions in which the person became an interested stockholder, unless:

•	the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or subsequent to such date the business combination is approved by the board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Murphy Oil and, accordingly, may discourage attempts to acquire Murphy Oil even though such a transaction may offer Murphy Oil’s stockholders the opportunity to sell their stock at a price above the prevailing market price.

DESCRIPTION OF PREFERRED STOCK

When we offer to sell a particular series of preferred stock, if the terms of any series of preferred stock being offered differ from the terms set forth in this prospectus, we will describe the specific terms of the securities in a supplement to this prospectus. The preferred stock will be issued under a certificate of designations relating to each series of preferred stock and is also subject to our Certificate of Incorporation.

Our Board of Directors may issue authorized shares of preferred stock, as well as authorized but unissued shares of common stock, without further shareholder action, unless shareholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our stock may be listed or quoted. All shares of preferred stock offered will be fully paid and non-assessable.

The transfer agent for each series of preferred stock will be described in the prospectus supplement.

Dividend Rights

The preferred stock will be preferred over our common stock as to payment of dividends. Before we declare and set apart for payment or pay any dividends or distributions (other than dividends or distributions payable in common stock) on our common stock, the holders of shares of each series of preferred stock will be entitled to receive dividends when, as and if declared by our board of directors. We will pay those dividends either in cash, shares of common stock or preferred stock or otherwise, at the rate and on the date or dates set forth in the prospectus supplement. With respect to each series of preferred stock, the dividends on each share of the series will be cumulative from the date of issue of the share unless some other date is set forth in the prospectus supplement relating to the series. Accruals of dividends will not bear interest.

Rights upon Liquidation

The preferred stock will be preferred over the common stock as to asset distributions so that the holders of each series of preferred stock will be entitled to be paid, upon our voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of common stock, the liquidation preference per share plus the amount of accumulated dividends and, in the event of a voluntary liquidation, any premium, as set forth in the applicable prospectus supplement. However, in this case the holders of preferred stock will not be entitled to any other or further payment. If upon any liquidation, dissolution or winding up our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets will be distributed among the holders of each series of preferred stock in amounts proportional to the full amounts to which the holders of each series are entitled.

Redemption

All shares of any series of preferred stock will be redeemable to the extent set forth in the prospectus supplement relating to the series. All shares of any series of preferred stock will be convertible into shares of common stock or into shares of any other series of preferred stock to the extent set forth in the applicable prospectus supplement.

Other Provisions of our Certificate of Incorporation

In the event of a proposed merger or tender offer, proxy contest or other attempt to gain control of Murphy Oil which is not approved by the board of directors of Murphy Oil, the board of directors of Murphy Oil may authorize the issuance of one or more series of preferred stock with voting rights or other rights and preferences which could impede the success of the proposed merger, tender offer, proxy contest or other attempt to gain control of Murphy Oil. While the ability of the board of directors of Murphy Oil to do this may be limited by applicable law, our restated certificate of incorporation and the applicable rules of the stock exchanges upon which our common stock is listed, the consent of the holders of common stock would not be required for any issuance of preferred stock in such a situation.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction, as set forth in the applicable prospectus supplement, of a share of a particular series of preferred stock. The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000.

Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. Copies of the deposit agreement and depositary receipt will be filed with the SEC in connection with the offering of specific depositary shares.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Redemption of Depositary Shares

If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock.

Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary will select the depositary shares to be redeemed by lot or pro rata, as the depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock represented by the holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with these instructions, and we agree to take all actions deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the holders of at least a majority of the depositary shares then outstanding approve the amendment. We or the depositary may terminate the deposit agreement only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor they will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal and it must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions that could apply to the debt securities. The debt securities will constitute either senior or subordinated debt of Murphy Oil. Each prospectus supplement will state the particular terms that actually will apply to the debt securities included in the supplement.

In addition to the following summary, you should refer to the applicable provisions of the following documents for more detailed information:

•	the senior indenture, a form of which has been filed as an exhibit to the registration statement of which this prospectus is a part, and

•	the subordinated indenture, a form of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Neither indenture limits the aggregate principal amount of debt securities that we may issue under that indenture. We may authorize the issuance of the debt securities in one or more series at various times. All debt securities will be unsecured. The senior securities will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated securities will be subordinated to senior indebtedness as described under “Subordinated Securities” in this prospectus. The prospectus supplement relating to the particular series of debt securities being offered will specify the amounts, prices and terms of those debt securities. These terms may include:

•	whether the debt securities are senior securities or subordinated securities;

•	the title and the limit on the aggregate principal amount of the debt securities;

•	the maturity date or dates;

•	the interest rate (which may be fixed or variable), or the method of determining any interest rates, at which the debt securities may bear interest;

•	the dates from which interest shall accrue and the dates on which interest will be payable;

•	the currencies in which the debt securities are denominated and principal and interest may be payable;

•	any redemption or sinking fund terms;

•	any event of default or covenant with respect to the debt securities of a particular series, if not set forth in this prospectus;

•	whether the debt securities are to be issued, in whole or in part, in the form of one or more global securities and the depositary for the global securities;

•	whether the debt securities would be convertible into our common stock; and

•	any other terms of the series, which will not conflict with the terms of the applicable indenture.

We may issue debt securities of any series at various times and we may reopen any series for further issuances from time to time without notice to existing holders.

We will issue the debt securities in fully registered form without coupons. Unless we specify otherwise in the applicable prospectus supplement, we will issue debt securities denominated in U.S. dollars in denominations of $1,000 or multiples of $1,000.

We will describe special Federal income tax and other considerations relating to debt securities denominated in foreign currencies and “original issue discount” debt securities (debt securities issued at a substantial discount below their principal amount because they pay no interest or pay interest that is below market rates at the time of issuance) in the applicable prospectus supplement.

Unless we specify otherwise in the applicable prospectus supplement, the covenants contained in the indentures and the debt securities will not provide special protection to holders of debt securities if we enter into a highly leveraged transaction, recapitalization or restructuring.

Exchange, Registration and Transfer

You may exchange debt securities of any series that are not global securities for other debt securities of the same series and of like aggregate principal amount and tenor in different authorized denominations. In addition, you may present debt securities for registration of transfer, together with a duly executed form of transfer, at the office of the security registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement. No service charge is required for any transfer or exchange of debt securities but we may require payment of any taxes and other governmental charges. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. We have appointed the applicable trustee as security registrar for the applicable indenture. We may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any redemption in part, we will not be required to:

•

issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 30 days before the mailing of notice of redemption of debt securities of that series to be redeemed and ending at the close of business on the mailing date;

•	register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part.

For a discussion of restriction on the exchange, registration and transfer of global securities, see “Global Securities.”

Payment and Paying Agents

Unless we specify otherwise in the applicable prospectus supplement, payment of principal, any premium and any interest on debt securities will be made at the offices of the paying agents that we designate at various times.

However, at our option, we may make interest payments by check mailed to the address, as it appears in the security register, of the person entitled to the payments. Unless we specify otherwise in the applicable prospectus supplement, we will make payment of any installment of interest on debt securities to the person in whose name that registered security is registered at the close of business on the regular record date for such interest.

We will specify in the applicable prospectus supplement, the agency which will be designated as our paying agent for payments with respect to debt securities.

Modification of the Indentures

Under each indenture our rights and obligations and the rights of the holders may be modified with our consent and the consents of the trustee under that indenture and the holders of at least a majority in principal amount of the then outstanding debt securities of each series affected by the modification.

However, the consent of each affected holder is needed to:

•	extend the maturity, reduce the interest rate or extend the payment schedule of any of the debt securities;

•	reduce the principal amount or any amount payable on redemption of any debt security;

•	reduce the amount of principal of an original issue discount security payable upon acceleration of maturity or in bankruptcy;

•	change the conversion provisions of either indenture in a manner adverse to the holders;

•	change the subordination provisions of the subordinated indenture in a manner adverse to the holders of subordinated debt;

•	reduce the percentage required for modifications or waivers of compliance with the indentures; or

•	impair the right of repayment at the holder’s option or the right of a holder to institute suit for repayment on or with respect to any debt security.

In addition, the subordinated provisions of the subordinated indenture cannot be modified to the detriment of any of our senior indebtedness without the consent of the holders of the senior indebtedness.

Any actions we or the trustee may take toward adding to our covenants, adding events of default or establishing the structure or terms of the debt securities as permitted by the indentures will not require the approval of any holder of debt securities. In addition, we or the trustee may cure ambiguities or inconsistencies in the indentures or make other provisions without the approval of any holder as long as no holder’s interests are materially and adversely affected.

Events of Default, Notice and Waiver

“Event of Default,” when used in an indenture, will mean any of the following in relation to a series of debt securities:

•	failure to pay interest on any debt security for 30 days after the interest becomes due;

•	failure to pay the principal on any debt security when due;

•	failure to deposit any sinking fund payment after such payment becomes due;

•

failure to perform or breach of any other covenant or warranty in the indenture or any debt security that continues for 90 days after our being given notice from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series;

•

default in the payment when due of (a) other indebtedness in an aggregate principal amount in excess of $25,000,000 and such default is not cured within 30 days after written notice to us and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of the series and (b) interest, principal, premium or a sinking fund or redemption payment under any such other indebtedness, causing the indebtedness to become due prior to its stated maturity, which acceleration is not stayed, rescinded or annulled within 10 days after written notice to us and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of the series;

•	a creditor commences involuntary bankruptcy, insolvency or similar proceedings against us and we are unable to obtain a stay or dismissal of that proceeding within 60 days;

•	we voluntarily seek relief under bankruptcy, insolvency or similar laws or we consent to a court entering an order for relief against us under those laws; or

•	any other event of default provided for debt securities of that series.

If any event of default relating to outstanding debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal and accrued interest of all of the outstanding debt securities of such series to be due and immediately payable.

The indentures provide that the holders of at least a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. The trustee may act in any way that is consistent with those directions and may decline to act if any of the directions is contrary to law or to the indentures or would involve the trustee in personal liability.

The indentures provide that the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all of the outstanding debt securities of the series waive any past default (and its consequences) under the indentures relating to the series, except a default (a) in the payment of the principal of, interest on or sinking fund installment of any of the debt securities of the series, (b) with respect to voluntary or involuntary bankruptcy, insolvency or similar proceedings, or (c) with respect to a covenant or provision of such indentures which, under the terms of such indentures, cannot be modified or amended without the consent of the holders of all of the outstanding debt securities of the series affected. In the case of clause (b) above, the holders of at least a majority of all outstanding debt securities (voting as one class) may on behalf of all holders waive a default.

The indentures contain provisions entitling the trustee, subject to the duty of the trustee during an event of default to act with the required standard of care, to be indemnified by the holders of the debt securities of the relevant series before proceeding to exercise any right or power under the indentures at the request of those holders.

The indentures require the trustee to, within 90 days after the occurrence of a default known to it with respect to any series of outstanding debt securities, give the holders of that series notice of the default if uncured and unwaived. However, the trustee may withhold this notice if it in good faith determines that the withholding of this notice is in the interest of those holders. However, the trustee may not withhold this notice in the case of a default in payment of principal of, interest on or sinking fund installment with respect to any debt securities of the series. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time, or both, would become, an event of default with respect to the debt securities of that series.

Each indenture requires us to file annually with the trustee a certificate, executed by our officers, indicating whether any of the officers has knowledge of any default under the indenture.

Replacement of Securities

We will replace any mutilated debt security at the expense of the holder, if we so choose, upon surrender of the mutilated debt security to the appropriate trustee. We will replace debt securities that are destroyed, stolen or lost at the expense of the holder upon delivery to the appropriate trustee of evidence of the destruction, loss or theft of the debt securities satisfactory to us and to the trustee. In the case of a destroyed, lost or stolen debt security, an indemnity satisfactory to the appropriate trustee and us may be required at the expense of the holder of the debt security before a replacement debt security will be issued.

Defeasance

The indentures contain a provision that permits us to elect to defease and be discharged from all of our obligations (subject to limited exceptions) with respect to any series of debt securities then outstanding provided the following conditions, among others, have been satisfied:

•

we have deposited in trust with the trustee (a) money, (b) U.S. government obligations, or (c) a combination thereof, in each case, in an amount sufficient to pay and discharge the principal of and interest on the outstanding debt securities of any series;

•	no event of default has occurred or is continuing with respect to the securities of any series being defeased;

•	defeasance will not result in a breach or violation of, or constitute a default under any agreement to which we are a party or by which we are bound; and

•

we have delivered to the trustee (a) an officers’ certificate and an opinion of counsel that all conditions precedent relating to the defeasance have been complied with and (b) an opinion of counsel that the holders will not recognize income, gain or loss for Federal income tax purposes.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

We will specify the trustee for each issue of debt securities in the applicable prospectus supplement, as well as any material relationship we may have with such trustee.

Senior Securities

Limitations on Liens. Neither we nor any restricted subsidiary will issue, assume or guarantee any debt secured by a mortgage, lien, pledge or other encumbrance, which are collectively called “mortgages” in the indenture, on any principal property or on any debt or capital stock of any restricted subsidiary which owns any principal property without providing that the senior securities will be secured equally and ratably or prior to the debt. A “restricted subsidiary” is a 50% or more owned subsidiary owning principal property and having stockholder’s equity greater than 2% of our consolidated net assets.

“Principal property” is all property and equipment directly engaged in our exploration, production, refining, marketing and transportation activities.

“Consolidated net assets” means the total of all assets of Murphy Oil, excluding intangible assets (other than goodwill), treasury stock carried as an asset or write-ups of non- acquisition-related capital assets, less depreciation, amortization and other similar reserves, less the total of all liabilities, deferred credits, minority shareholders’ interests in subsidiaries, reserves and other similar items of Murphy Oil, excluding certain acquisition-related debt or stockholders’ equity, as calculated on our consolidated balance sheet.

However, the limitation on liens shall not apply to the following:

•	mortgages existing on the date of the senior indenture;

•	mortgages existing at the time an entity becomes a restricted subsidiary of ours;

•	mortgages securing debt of a restricted subsidiary in favor of Murphy Oil or any subsidiary of ours;

•

mortgages on property, shares of stock or indebtedness (a) existing at the time of the acquisition of the property, shares of stock or indebtedness, (b) to secure payment of all or part of the purchase price of the property, shares of stock or indebtedness, or (c) to secure debt incurred prior to, at the time of or within 120 days after the acquisition of the property, shares of stock or indebtedness or after the completion of construction of the property, for the purpose of financing all or part of the purchase price of the property, shares of stock or indebtedness or the cost of construction;

•	mortgages in favor of the United States of America, any state, any other country or any political subdivision required by contract or statute;

•	mortgages on property of Murphy Oil or any restricted subsidiary securing all or part of the cost of operating, constructing or acquiring projects, as long as recourse is only to the property;

•	specific marine mortgages or foreign equivalents on property or assets of Murphy Oil or any restricted subsidiary;

•

mortgages or easements on property of Murphy Oil or any restricted subsidiary incurred to finance the property on a tax-exempt basis that do not materially detract from the value of or materially impair the use of the property or assets; or

•

any extension, renewal or replacement of any mortgage referred to in the preceding items or of any debt secured by those mortgages as long as the extension, renewal or replacement secures the same or a lesser amount of debt and is limited to substantially the same property (plus improvements) which secured the mortgage.

Notwithstanding anything mentioned above, we and any of our restricted subsidiaries may issue, assume or guarantee debt secured by mortgages on principal property or on any indebtedness or capital stock of any restricted subsidiary (other than the debt secured by mortgages permitted above) which does not exceed 10% of our consolidated net assets.

Limitations on Sale and Lease-Back Transactions. Neither we nor any restricted subsidiary will lease any principal property for more than three years from the purchaser or transferee of such principal property. However, the limitation on this type of arrangement shall not apply if:

•	we or our restricted subsidiary could incur debt secured by a mortgage on the property to be leased, as permitted above, without equally and ratably securing the senior securities of any series; or

•

we apply the greater of the proceeds from the sale or transfer and the fair value of the leased property to any senior acquisition-related debt within 120 days of the sale and lease-back transaction, in both cases less any amounts spent to purchase unencumbered principal property during the one year prior to or 120 days after any sale and lease-back transaction.

Subordinated Securities

Under the subordinated indenture, payment of the principal of, interest on and any premium on the subordinated securities will generally be subordinated in right of payment to the prior payment in full of all of our senior indebtedness.

“Senior indebtedness” is defined as the principal of, any premium and accrued and unpaid interest on the following items, whether outstanding on or created, incurred or assumed after the date of execution of the subordinated indenture:

•	our indebtedness for money borrowed (other than the subordinated securities);

•	our guarantees of indebtedness for money borrowed of any other person; and

•	indebtedness evidenced by notes, debentures, bonds or other instruments of indebtedness for the payment of which we are responsible or liable, by guarantees or otherwise.

Senior indebtedness also includes modifications, renewals, extensions and refundings of any of the types of indebtedness, liabilities, obligations or guarantees listed above, unless the relevant instrument states that the indebtedness, liability, obligation or guarantee, or modification, renewal, extension or refunding, is not senior in right of payment to the subordinated securities.

We may not make any payment of principal of, interest on or any premium on the subordinated securities except for sinking fund payments as described below if:

•	any default or event of default with respect to any senior indebtedness occurs and is continuing, or

•	any judicial proceeding is pending with respect to any default in payment of senior indebtedness.

We may make sinking fund payments during a suspension of principal or interest payments on subordinated debt if we make these sinking fund payments by redeeming or acquiring securities prior to the default or by converting the securities.

If any subordinated security is declared due and payable before its specified date, or if we pay or distribute any assets to creditors upon our dissolution, winding up, liquidation or reorganization, we must pay all principal of, any premium and interest due or to become due on all senior indebtedness in full before the holders of subordinated securities are entitled to receive or take any payment. Subject to the payment in full of all senior indebtedness, the holders of the subordinated securities are to be subrogated to the rights of the holders of senior indebtedness to receive payments or distribution of our assets applicable to senior indebtedness until the subordinated securities are paid in full.

By reason of this subordination, in the event of insolvency, our creditors who are holders of senior indebtedness, as well as some of our general creditors, may recover more, ratably, than the holders of the subordinated securities.

The subordinated indenture will not limit the amount of senior indebtedness or debt securities which we may issue.

Conversion Rights

The prospectus supplement will provide if a series of securities is convertible into our common stock and the initial conversion price per share at which the securities may be converted.

If we have not redeemed a convertible security, the holder of the convertible security may convert the security, or any portion of the principal amount in integral multiples of $1,000, at the conversion price in effect at the time of conversion, into shares of Murphy Oil common stock. Conversion rights expire at the close of business on the date specified in the prospectus supplement for a series of convertible securities. Conversion rights expire at the close of business on the redemption date in the case of any convertible securities that we call for redemption.

In order to exercise the conversion privilege, the holder of the convertible security must surrender to us, at any office or agency maintained for that purpose, the security with a written notice of the election to convert the security, and, if the holder is converting less than the entire principal amount of the security, the amount of security to be converted. In addition, if the convertible security is converted during the period between a record date for the payment of interest and the related interest payment date, the person entitled to convert the security must pay us an amount equal to the interest payable on the principal amount being converted.

We will not pay any interest on converted securities on any interest payment date after the date of conversion except for those securities surrendered during the period between a record date for the payment of interest and the related interest payment date.

Convertible securities shall be deemed to have been converted immediately prior to the close of business on the day of surrender of the security. We will not issue any fractional shares of stock upon conversion, but we will make an adjustment in cash based on the market price at the close of business on the date of conversion.

The conversion price will be subject to adjustment in the event of:

•	payment of stock dividends or other distributions on our common stock;

•	issuance of rights or warrants to all our stockholders entitling them to subscribe for or purchase our stock at a price less than the market price of our common stock;

•	the subdivision of our common stock into a greater or lesser number of shares of stock;

•	the distribution to all stockholders of evidences of our indebtedness or assets, excluding stock dividends or other distributions and rights or warrants; or

•	the reclassification of our common stock into other securities.

We may also decrease the conversion price as we consider necessary so that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of our common stock.

We will pay any and all transfer taxes that may be payable in respect of the issue or delivery of shares of common stock on conversion of the securities.

We are not required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares in a name other than that of the holder of the security to be converted and no issue and delivery shall be made unless and until the person requesting the issue has paid the amount of any such tax or established to our satisfaction that such tax has been paid.

After the occurrence of:

•	consolidation with or merger of Murphy Oil into any other corporation,

•	any merger of another corporation into Murphy Oil, or

•	any sale or transfer of substantially all of the assets of Murphy Oil,

which results in any reclassification, change or conversion of our common stock, the holders of any convertible securities will be entitled to receive on conversion the kind and amount of shares of common stock or other securities, cash or other property receivable upon such event by a holder of our common stock immediately prior to the occurrence of the event.

DESCRIPTION OF WARRANTS

We may issue securities warrants for the purchase of debt securities, preferred stock or common stock. Securities warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. We will issue each series of securities warrants under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The securities warrant agent will act solely as our agent in connection with the securities warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of securities warrants or beneficial owners of securities warrants. In addition to this summary, you should refer to the securities warrant agreement, including the form of securities warrant certificate, relating to the specific securities warrants being offered for the complete terms of the securities warrant agreement and the securities warrants. The securities warrant agreement, together with the terms of securities warrant certificate and securities warrants, will be filed with the SEC in connection with the offering of the specific securities warrants.

We will describe the particular terms of any issue of securities warrants in the prospectus supplement relating to the issue. Those terms may include:

•

the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of securities warrants to purchase debt securities and the price at which the debt securities may be purchased upon exercise;

•

the designation, number of shares, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of securities warrants to purchase shares of preferred stock and the price at which such number of shares of preferred stock of such series may be purchased upon such exercise;

•

the number of shares of common stock purchasable upon the exercise of securities warrants to purchase shares of common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

•	the date on which the right to exercise the securities warrants will commence and the date on which the right will expire;

•	the Federal income tax consequences applicable to the securities warrants; and

•	any other terms of the securities warrant.

Securities warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only. Securities warrants will be issued in registered form only. The exercise price for securities warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

Each securities warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. The exercise price may be adjusted upon the occurrence of events as set forth in the prospectus supplement. After the close of business on the expiration date, unexercised securities warrants will become void. We will specify the place or places where, and the manner in which, securities warrants may be exercised in the applicable prospectus supplement.

Prior to the exercise of any securities warrants to purchase debt securities, preferred stock or common stock, holders of the securities warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock purchasable upon exercise, including:

•

in the case of securities warrants for the purchase of debt securities, the right to receive payments of principal of, any premium or interest on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•

in the case of securities warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

FORMS OF SECURITIES

Each debt security and warrant will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities or warrants represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the debt securities and warrants in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture or warrant agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture or warrant agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture or warrant agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture or warrant agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Murphy Oil, the trustees, the warrant agents, or any other agent of Murphy Oil, agent of the trustees or agent of the warrant agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We may sell the securities offered under this prospectus through agents; through underwriters or dealers; directly to one or more purchasers; or through a combination of any of these methods of sale. For each offering of securities under this prospectus, we will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers, and their compensation, in the related prospectus supplement.

VALIDITY OF SECURITIES

The validity of the securities will be passed on for us by Davis Polk & Wardwell LLP, New York, New York, and for any underwriters by the law firm named in the applicable prospectus supplement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated balance sheets of Murphy Oil Corporation and its subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2008, and related financial statement schedule, which appear in the Current Report on Form 8-K of Murphy Oil Corporation dated September 2, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, which appears in the 2008 Annual Report on Form 10-K of Murphy Oil Corporation, are incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

The audit report covering the December 31, 2008 consolidated financial statements refers to changes in the methods of accounting for recognition of defined benefit pension and other postretirement plans in 2006, and to changes in the method of accounting for uncertain tax positions and measurement of defined benefit pension and other postretirement plans in 2007.

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    % NOTES DUE 2022

Prospectus Supplement

                    , 2012

Joint Book-Running Managers

J.P. Morgan	Wells Fargo Securities